UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)-(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

GEN Restaurant Group, Inc.

(name of registrant as specified in its charter)

(name of person(s) filing proxy statement, if other than registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

11480 South Street, Suite 205

Cerritos, CA 90703

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 23, 2026

10:00 a.m. Pacific Time

Online at www.proxydocs.com/GENK

GEN Restaurant Group, Inc., a Delaware corporation (the “Company,” “we” or “us”) is holding its 2026 annual meeting of stockholders virtually by live webcast at 10:00 a.m., Pacific Time, on Tuesday, June 23, 2026, for the following purposes:

1.
to elect two Class III directors to hold office until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2.
to ratify the appointment of CBIZ CPAs P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.
to transact such other business as may be properly presented at the meeting or any adjournment or postponement of the meeting.

The Board recommends that you vote “FOR” the election of the director nominees, and “FOR” the ratification, on an advisory basis, of the appointment of CBIZ CPAs P.C. (“CBIZ”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.

Stockholders of record at the close of business on April 24, 2026 are entitled to notice of and to vote at the meeting.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission (the “SEC”) to provide our stockholders access to our proxy materials and 2025 Annual Report by notifying them of the availability of our proxy materials and 2025 Annual Report via the Internet. The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on or about May 7, 2026, we will mail to our stockholders an “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, June 23, 2026” (the “Notice”) with instructions on how to access our proxy materials and the 2025 Annual Report via the Internet and how to vote online. On the date of mailing of the Notice, all stockholders may access our proxy materials on a website referred to, and at the URL address included in, the Notice and in our proxy statement. Our proxy materials are available free of charge.

Stockholders of record as of April 24, 2026 will be able to participate in our virtual annual meeting by visiting www.proxydocs.com/GENK. To participate in our virtual annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 10:00 a.m., Pacific Time, on Tuesday, June 23, 2026. Online check-in will begin at 9:45 a.m., Pacific Time, on Tuesday, June 23, 2026, and you should allow ample time for the online check-in procedures. Appropriate questions may be submitted at any time during the meeting, and they will be addressed at the conclusion of the Company’s prepared remarks.

By Order of the Board of Directors of the Company,

Thomas V. Croal, Chief Financial Officer & Corporate Secretary

April 30, 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 23, 2026

This Notice of Annual Meeting, the proxy statement and our 2025 Annual Report are available on the Internet at

www.proxydocs.com/GENK

These materials are also available on our website at www.genkoreanbbq.com under: Investor Relations.

The other information on our corporate website does not constitute part of this Notice of Annual Meeting or the accompanying proxy statement.

GEN Restaurant Group, Inc.

PROXY STATEMENT

For the Annual Meeting of

Stockholders To Be Held on Tuesday, June 23, 2026

GEN Restaurant Group, Inc.

PROXY STATEMENT

For the 2026 Annual Meeting of Stockholders

Tuesday, June 23, 2026

INTRODUCTION

This proxy statement is being furnished to our stockholders by the Board of Directors (the “Board”) of GEN Restaurant Group, Inc., in connection with the solicitation of proxies by our Board for use at our 2026 annual meeting of stockholders to be held virtually by live webcast at www.proxydocs.com/GENK on Tuesday, June 23, 2026 at 10:00 a.m., Pacific Time, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of 2026 Annual Meeting of Stockholders.

A proxy, in the provided form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•
FOR the election of two Class III directors to hold office until the Company’s 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
•
FOR the ratification of the appointment of CBIZ as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•
As our proxies deem appropriate, on transacting any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying form of proxy are first being sent or made available to stockholders of record as of April 24, 2026 (the “Record Date”) on or about May 7, 2026. In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

References in this proxy statement to the “Company,” “GEN, Inc.,” “we,” “our” and “us,” are references to GEN Restaurant Group, Inc.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by following the instructions in your Notice or, if you received printed copies of our proxy materials, sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank or other nominee, please return your voting instruction form to your broker, bank or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote at the Annual Meeting if you were the holder of our Class A common stock or Class B common stock (collectively, “Common Stock”) at the close of business on the Record Date. You are entitled to (i) one vote on each proposal presented at the Annual Meeting for each share of Class A common stock you owned on the Record Date and (ii) ten votes on each such proposal for each share of Class B common stock you owned on the Record Date. As of the close of business on the Record Date, there were 5,364,808 shares of Class A common stock and 27,599,810 shares of Class B common stock outstanding.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail? In accordance with rules promulgated by the SEC, the Company has elected to furnish its proxy materials to stockholders as of the Record Date electronically via the Internet at www.proxydocs.com/GENK. On May 7, 2026, the Company will begin mailing to stockholders as of the Record Date a Notice containing general information about the Annual Meeting, the address of the website on which this proxy statement and the Company’s 2025 Annual Report, excluding exhibits, are available for review, printing and downloading, and instructions on how to submit proxy votes. If you received that Notice, you will not receive a printed copy of our proxy materials unless you request them by following the instructions for requesting such materials contained in the Notice.

What am I voting on? You are voting on:

1.
the election of two Class III directors to hold office until our 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and
2.
the ratification of the appointment of CBIZ as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.

In case any director nominee named herein is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects each nominee to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2026 Annual Meeting and this proxy statement. If, however, any other matters properly come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect our directors. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. “Withhold” votes and broker non-votes will have no effect on this proposal at the Annual Meeting.

Proposal 2. The ratification of CBIZ as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026 will be approved, on an advisory basis, by the affirmative vote of the holders of at least a majority of the voting power of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will have the effect of a vote “against” this proposal and any broker non-votes will not affect the voting results for this proposal.

Why a virtual meeting? We are excited to utilize the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online, vote and submit your appropriate questions during the Annual Meeting by visiting www.proxydocs.com/GENK. Appropriate questions may be submitted at any time during the Annual Meeting and they will be addressed at the conclusion of the Company’s prepared remarks.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or the Notice to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2025 Annual Report or the Notice, unless one or more have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

GEN Restaurant Group, Inc.

11480 South Street, Suite 205

Cerritos, CA 90703

(562) 356-9929

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company’s Transfer Agent as follows:

Computershare

150 Royall Street, Suite 101

Canton, MA 02021

(800) 736-3001

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding voting power of our Common Stock as of the Record Date will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703, by duly and timely delivering a subsequent proxy, or by attending the Annual Meeting and voting. For Common Stock you hold beneficially in “street name,” you may change your vote by submitting new voting instructions or by attending the Annual Meeting using the 16-digit control number on your Notice or voting instruction form and voting. If you are a stockholder of record as of the Record Date, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2025 Annual Report from the Company’s website at www.genkoreanbbq.com or at www.proxydocs.com/GENK. No information contained on the Company’s website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2025 Annual Report, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling (562) 356-9929, or by writing to the Company’s Corporate Secretary, Thomas V. Croal, at the address above.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting will result in a broker non-vote. Proposal 1 is a non-routine matter and thus your broker, bank, or other nominee may not vote on this proposal without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to Proposal 1, a broker non-vote as to your Common Stock will result. Proposal 2 is a routine item. As a result, brokers, banks, or other nominees who do not receive instructions from you as to how to vote on that matter may vote on that matter in their discretion. Broker non-votes will have no effect on the outcome of Proposal

1 or Proposal 2 at the Annual Meeting; however, we do not expect any broker non-votes on Proposal 2 because it is classified as a routine proposal. In addition, because there is a proposal that is considered routine, a broker non-vote will be counted as present for purposes of determining the presence of a quorum at the Annual Meeting.

How do I vote? If you are a stockholder, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card or voting instruction form. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I revoke my proxy?” above).

By Internet	If you received the Notice or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card or voting instruction form.

By Telephone	If you received the Notice or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card or voting instruction form.

By Mail	If you received a printed copy of the proxy materials, complete, sign, date and mail your proxy card or voting instruction form in the enclosed, postage-prepaid envelope.

In Person (Virtual)

You may also vote in person virtually by attending the Annual Meeting through www.proxydocs.com/GENK. As described above, you will need the 16-digit control number on your Notice, proxy card, or voting instruction form to access the virtual meeting platform.

What if I return my proxy but do not provide voting instructions? If you are a stockholder of record and you submit your proxy via the Internet, by telephone, or by signing and returning your proxy card, your Common Stock represented thereby will be voted in accordance with your directions. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, and FOR ratification of the appointment of CBIZ as the Company’s independent accountant for the fiscal year ending December 31, 2026.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board, acting on the recommendation of the Nominating and Governance Committee, has nominated two individuals for election as Class III directors for three-year terms through the 2029 Annual Meeting, and until their successors are duly elected and qualified. The nominees are currently serving as directors of the Company.

Director Nominees

The following are the Board’s nominees for Class III directors:

			First Became a Director of
Name	Position	Age	the Company
Jae Chang	Director	55	2023
David H. Park	Director	51	2024

As previously disclosed on April 30, 2026, (the “Effective Date”), our Board determined to change its composition as follows: (i) Jae Chang and David Park, the former Class II members of the Board, were appointed as Class III members of the Board, and (ii) David Kim, the former Class III member of the Board, was appointment as a Class II member of the Board, in each case effective immediately. In connection with this change, on the Effective Date, Messrs. Kim, Chang and Park tendered their resignations as directors, contingent upon their reappointment to the Board as directors and members of Class II or Class III, as applicable. The resignation and reappointment of each of Messrs. Kim, Chang, and Park were effected solely to change the composition of the Class II and Class III of the Board, and for all other purposes, the service on the Board of each of Messrs. Kim, Chang, and Park is deemed to have continued uninterrupted. Our Board did not make changes to the committee assignments of any directors.

The director nominees’ biographical information, including their business experience during the past five years, directorships of other public corporations and qualifications to serve on our Board are set forth below.

Jae Chang. Mr. Chang, age 55, founded the Company by opening our first restaurant in September 2011 in Tustin, California and, since our initial public offering, he has served as a director. Mr. Chang also served as our Co-Chief Executive Officer from our formation in October 2021 to January 2025. Prior to founding the Company, Mr. Chang has owned, operated, and managed multiple restaurant concepts since December 1999, including the Shabuya Sumo, Octopus, H2O Sushi and California Gogi brands. Mr. Chang received his Bachelor of Science in Hospitality Management from California State Polytechnic University, Pomona.

Mr. Chang’s qualifications to serve on the Board include his extensive prior experience with our business as a co-founder and within the restaurant and hospitality industries, as well as his demonstrated business acumen, skills in entrepreneurship and focus on operational efficiency.

David H. Park. Mr. Park, age 51, became a director in July 2024. Mr. Park brings more than two decades of experience in the capital markets and extensive M&A experience. Since 2021, Mr. Park has served as the founder and chief investment officer of Alpha Park Partners, a long-term oriented investment fund. From 2011 until founding Alpha Park Partners, he was Managing Director of Tiger Asia Management, LLC (now known as Archegos Capital Management, LLC), an investment management firm. He has also held a variety of senior roles analyzing both public equity investments and private equity M&A transactions, for notable firms, including Rockwood Capital, AEW Capital, and Maverick Capital, as well as previously working in the investment banking division of Goldman Sachs. Mr. Park holds an MBA from The Wharton School of the University of Pennsylvania.

We believe Mr. Park is qualified to continue to serve on our Board because of his significant experience with capital markets transactions, mergers and acquisitions, and his expertise in the areas of finance and corporate strategy.

Continuing Directors

The terms of the following directors continue following the Annual Meeting:

Class II Director (term expiring in 2028)

David Kim. Mr. Kim, age 57, joined the Company with Jae Chang shortly after the opening of our first restaurant in September 2011 and, since our formation in October 2021, he has served as our Chief Executive Officer and a director. Before founding the Company, Mr. Kim served as Chief Executive Officer of La Salsa, Inc., a fast casual Mexican restaurant chain, from July 2007 to September 2011. Mr. Kim also served as Chief Executive Officer of Baja Fresh Enterprises, another fast casual Mexican restaurant chain, from October 2006 to September 2011, and prior to that served as President of Caliber Capital Group, an equity investment firm focused on distressed companies, from September 2005 to present. From August 2002 to September 2011, Mr. Kim was managing member of CinnaWorks, LLC, a national owner of Cinnabon franchises, and from November 1994 to March 2016, he was the managing member of Sweet Candy, LLC, owner of the retail candy concept Sweet Factory. From November 1994 to March 2016, Mr. Kim managed Golden Den Corp. and RD Restaurant Group, Inc., which owned Denny’s, Carl’s Jr., Golden Corral and Pick-Up Stix franchises. Mr. Kim is also the owner, operator and manager of several other restaurant concepts, including sushi concept restaurants, a ramen concept restaurant and several other concepts that are not all-you-can-eat. Mr. Kim has established the Kim Family Foundation, through which he supports various charitable causes related to scholastic achievement and leadership.

Mr. Kim’s qualifications to serve on the Board include his wealth of experience with our business as our co-founder and within the restaurant industry, and his demonstrated business acumen and skills in entrepreneurship and business strategy. Mr. Kim’s Board service also creates a more direct and open channel of communication between the Board and senior management.

We believe Mr. Kim is qualified to continue to serve on our Board because of his significant leadership experience in various management roles and business acumen derived from his deep business background.

Class I Directors (term expiring in 2027)

Michael B. Cowan. Mr. Cowan, age 61, became a director upon the listing of our Class A common stock on the Nasdaq Global Market ("Nasdaq"). Mr. Cowan is the President and Chief Executive Officer of H-1 Auto Care, LLC (d/b/a Honest1 Auto Care), a privately held franchisor of auto repair services with more than 60 retail locations, and has served in such role since 2018. Mr. Cowan has also served as the Managing Member of SLC Capital Partners, LLC and its affiliated entities since he co-founded it in 2010. SLC Capital Partners is a private investment firm located in St. Petersburg, Florida. Prior to founding SLC Capital Partners, Mr. Cowan worked at J.H. Whitney & Co. in multiple roles, including as Chief Financial Officer for the company’s numerous investment funds with a total of over five billion dollars in assets under management. Mr. Cowan also previously helped build two private equity-backed companies. Mr. Cowan began his career at Purina Mills, Inc., one of the U.S.’s largest manufacturers of animal nutrition products. Mr. Cowan received his B.S. in Finance from La Salle University.

We believe Mr. Cowan is qualified to continue to serve on our Board because of his significant leadership experience in various management roles and business acumen derived from his deep business background.

Jonathan Gregory. Mr. Gregory, age 61, became a director upon the listing of our Class A common stock on Nasdaq. Mr. Gregory is the Chief Executive Officer of RMX Resources, LLC, a private oil and natural gas company backed by CIC Partners in Dallas, Texas. RMX operates oil and natural gas properties primarily in Los Angeles County, California. Mr. Gregory has served in such role since 2018. Immediately prior to forming RMX, Mr. Gregory served as the Chief Executive Officer of Royale Energy, Inc. (OTCQB: ROYL), a publicly traded oil and natural gas company formed in 1986. Mr. Gregory joined the board of Royale Energy, Inc. in 2014 and became CEO in 2015. Prior to becoming CEO of Royale Energy, Inc., Mr. Gregory served as the Chief Financial Officer of two other private oil and gas companies, Americo Energy Resources, LLC, and J&S Oil & Gas, LLC. While CFO of these companies, Mr. Gregory raised over $200 million in private equity and senior debt capital to support the companies’ respective operations and acquisition activities. Mr. Gregory began his career in the banking industry where he held various positions over a 25-year banking career. As a banker, he closed over $1 billion in transactions focused primarily on the upstream oil and gas industry, holding officer positions at various Texas-based institutions. In addition to his corporate activities, Mr. Gregory has been active on multiple nonprofit boards addressing homelessness, early childhood education issues and social justice. Mr. Gregory received his BBA in Finance from Lamar University.

We believe Mr. Gregory is qualified to continue to serve on our Board because of his breadth of experience in high-level management roles, and his expertise in the areas of finance and corporate strategy.

Board Composition

Our Board currently consists of five directors. In accordance with our Amended and Restated Certificate of Incorporation (“A&R Certificate”), and Amended and Restated Bylaws (“Bylaws”), the number of directors on our Board will be determined from time to time by the Board.

Each director is to hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board may be filled at any time by the remaining directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director.

Our A&R Certificate provides that any director may only be removed for cause by the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of Common Stock.

Our A&R Certificate provides that the Board is divided into three classes of directors, with staggered three-year terms, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Director Independence

The Board has determined that each of our directors is independent under the listing standards of Nasdaq, except for our former Co-Chief Executive Officer, Jae Chang, and our current Chief Executive Officer, David Kim.

Insider Trading Policy

Our directors, officers, employees, and consultants are prohibited from hedging any shares of our Common Stock they hold or from engaging in short sales of our Common Stock. Further, all directors, officers, and specified employees and consultants are required to obtain pre-clearance for any proposed transaction in the Company’s securities from the Company’s Corporate Secretary, or in the case of the Corporate Secretary, the Chief Financial Officer. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws. Further, it is the Company’s policy that any transactions by the Company in its own securities will comply with applicable laws with respect to insider trading. A copy of our insider trading policy was included as an exhibit to our Annual Report on Form 10-K for the most recently completed fiscal year.

Director Election Standard

Our Bylaws provide that directors will be elected by a plurality of the votes cast.

Under Delaware law, directors continue in office until their successors are elected and qualified or until their earlier death, resignation or removal. Our Corporate Governance Principles provide that our Board will nominate for election and appoint to fill Board vacancies only for those directors who have tendered or agreed to tender an advance, irrevocable resignation that would become effective upon their failure to receive the required vote for election and Board acceptance of the tendered resignation.

Our Corporate Governance Principles also provide that any director who receives a greater number of “Withhold” votes than “For” votes for his or her election must promptly tender his or her resignation offer to the Nominating and Governance Committee, which will consider the tendered resignation and recommend to our Board whether to accept such resignation. If our Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified.

Vote Required

The affirmative vote of a plurality of the voting power of our Common Stock present or represented by proxy at the Annual Meeting is required to elect our director nominees. “Withhold” votes, and broker non-votes will have no effect on this proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed CBIZ, CPAs P.C. (“CBIZ”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, our Board is requesting as a matter of good corporate governance, that our stockholders ratify the Audit Committee’s appointment of CBIZ as our 2026 independent accounting firm. If the stockholders fail to ratify the appointment, our Audit Committee will consider the appointment of other independent accountants or may retain CBIZ or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during 2026 if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of CBIZ are not expected to be present at the Annual Meeting.

CBIZ audited our consolidated financial statements for the fiscal year ended December 31, 2025.

Marcum LLP (“Marcum”) audited our consolidated financial statements for the fiscal year ended December 31, 2024. On April 22, 2025, Marcum resigned as our independent registered public accounting firm and CBIZ was engaged to serve as our independent registered public accounting firm for the year ended December 31, 2025.

Change in Auditors

As reported in our Current Report on Form 8-K filed with the SEC on April 24, 2025 (our “Form 8-K”) , on April 22, 2025, Marcum resigned as our independent registered public accounting firm and CBIZ was engaged to serve as our independent registered public accounting firm for the year ended December 31, 2025, effective beginning with the review of our condensed consolidated financial statements for the quarter ended March 31, 2025. The engagement of CBIZ was approved by the Audit Committee. The services previously provided by Marcum are now being provided by CBIZ.

The reports of Marcum regarding our consolidated financial statements for the years ended December 31, 2024 and 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2024 and 2023 and through April 22, 2025, the date of Marcum’s resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with Marcum’s reports on our financial statements, and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for the material weaknesses in our internal control over financial reporting previously disclosed under Part II, Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2023.

Prior to engaging CBIZ, neither we nor anyone acting on our behalf consulted CBIZ regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to the Company or oral advice was provided that CBIZ concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

We provided Marcum with a copy of the disclosures above prior to filing our Form 8-K and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated April 24, 2025, was filed as Exhibit 16.1 to our Form 8-K.

Audit Fees

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include internal audit and tax services.

The aggregate amounts included in the Company’s financial statements for 2025 and 2024 for fees billed or to be billed by CBIZ and Marcum, respectively, were as follows:

	2025	2024
Audit Fees (1)	$396,550	$360,500
Audit-Related Fees (2)	—	10,300
Tax Fees	—	—
All Other Fees	—	—
Total	$396,550	$370,800

(1)
Audit fees include fees for the annual audit and quarterly reviews. Audit fees for the years 2025 and 2024 were $396,550 and $236,900, respectively. These amounts include quarterly review fees for the years 2025 and 2024 were $123,600 and $123,600, respectively.
(2)
Audit-related fees includes fees for professional services performed by CBIZ or Marcum, as applicable, in connection with reviews of our registration statements and comfort letters.

The Company did not incur any fees related to tax compliance from CBIZ or Marcum during 2025 or 2024. The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by our independent registered public accounting firm in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of our independent registered public accounting firm for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by CBIZ and Marcum during the past two years prior to their undertaking.

Vote Required

The affirmative vote of the holders of at least a majority of the voting power of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of CBIZ as our independent accountant for our fiscal year ending December 31, 2026. Abstentions will have the effect of a vote “against” this proposal, and any broker non-votes will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF OUR APPOINTMENT OF CBIZ AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

BOARD MATTERS

Family Relationships

There are no family relationships among any of our directors or executive officers.

DIRECTOR COMPENSATION

During 2025, the Company granted restricted stock units (“RSUs”) to the independent directors. The Company has no formal compensation plan for the independent directors. The Board is considering a non-employee director compensation policy. In the future, the Board may adopt a compensation plan for our non-employee directors, such that non-employee directors will receive an annual cash retainer and/or an annual grant of equity. We also expect that the director compensation program will provide each director with reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our Board and its committees.

Independent non-employee directors received an annual grant of RSUs for Class A common stock in the dollar amounts noted below. Shares of RSUs granted are calculated by dividing the dollar value of the grant by the value of the Class A common stock on the date of grant. Grants of RSUs vest over a one-year period. RSU grants are issued annually. Directors may elect to adopt a Rule 10b5-1 Stock Trading Plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that will, when the stock vests, automatically sell a sufficient number of shares of the vested stock at the then-current market price to cover their anticipated tax obligations associated with the vesting.

The foregoing compensation is intended to fully compensate the independent directors for their time engaged in activities on behalf of the Company. As such, no additional compensation is currently provided for meetings, travel, projects or other assignments.

Directors’ 2025 Compensation

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2025. Messrs. Kim and Chang are not included in this table because they received no additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael B. Cowan	$—	$50,000	$50,000
Jonathan Gregory	$93,750	$—	$93,750
David H. Park	$—	$50,000	$50,000

(1)
Mr. Cowan and Mr. Park, both non-employee directors, were each granted 6,000 RSUs in July 2025 and July 2024.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

We do not have a policy regarding whether the role of the chairperson of the Board and chief executive officer should be separate or combined, and our Board believes that we should maintain the flexibility to select the chairperson and chief executive officer and reorganize the leadership structure, from time to time, based on criteria that are in the Company’s best interests and the best interests of our stockholders and stakeholders. Our Board has designated David Kim to serve as chairperson of the Board. Our Board recognizes that, depending on the circumstances, other leadership models, such as separating the role of chairperson of the Board with the role of chief executive officer, might be appropriate. Accordingly, our Board may periodically review its leadership structure. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

The role given to the lead independent director helps ensure a strong independent and active Board. Our independent directors have designated Michael B. Cowan to serve as our lead independent director. In such role, Mr. Cowan has responsibility for: (a) presiding at meetings of the Board at which the chairperson of the Board is not present, including executive sessions of the independent directors; (b) approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; (c) serving as liaison between the chairperson of the Board and the independent directors; (d) being available for consultation and communication with major stockholders upon request; and (e) performing such other designated duties as the Board may determine from time to time.

Role of Our Board in Risk Oversight

Our Board believes that risk management is an important part of establishing, updating and executing on the Company business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. In particular, our Audit Committee is responsible for overseeing our risk management processes and advising the Board on risk management policies and procedures. In addition, the Audit Committee oversees the assessment of the adequacy of our risk management framework and the identification of financial and non-financial risks, and the Compensation and Human Capital Committee oversees the identification of risks related to compensation and human capital management. Our Board focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to a material noncompliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company’s code of conduct or breaches a fiduciary duty or is grossly negligent or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under this policy which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) canceling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. A copy of our clawback policy was filed as an exhibit to our Annual Report on Form 10-K for the most recently completed fiscal year.

Related Person Transactions

In connection with our reorganization prior to our initial public offering, we entered into a tax receivable agreement with Gen Restaurant Companies, LLC (“GEN LLC”), the holders party thereto, and Mr. Kim (the “Tax Receivable Agreement”); the amended and restated limited liability company agreement (the “LLC Agreement”) of GEN LLC; and the registration rights agreement with GEN LLC’s members (the “Registration Rights Agreement”). We also acquired from GEN LLC Class A units using the proceeds from the offering and issued Class B common stock to other members of GEN LLC.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025, and are available electronically on the website of the SEC at www.sec.gov.

Tax Receivable Agreement

From time to time, the members of GEN LLC (not including the Company), including Messrs. Kim and Chang and certain of their family members, may exchange their Class B units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to the Company for cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock or, at our election, for cash. As a result of such subsequent exchanges, we will become entitled to a proportionate share of the existing tax basis of the assets of GEN LLC. In addition, GEN LLC will have in effect an election under Section 754 of the Internal Revenue Code (the “Code”) for the taxable year of the offering and each taxable year in which an exchange occurs, which is expected to result in increases to the tax basis of the tangible and intangible assets of GEN LLC which will be allocated to the Company. These increases in tax basis are expected to increase our depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that we would otherwise be required to pay.

We entered into the Tax Receivable Agreement for the benefit of certain members of GEN LLC, including Messrs. Kim and Chang and certain of their family members , or their permitted assignees (not including the Company), pursuant to which we will pay 85% of the amount of the net cash tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of (i) increases in tax basis (and utilization of certain other tax benefits) resulting from our acquisition of a member’s GEN LLC units in future exchanges and (ii) any payments we make under the Tax Receivable Agreement (including tax benefits related to imputed interest). Generally, payments under the Tax Receivable Agreement will be made to certain members of GEN LLC (not including the Company) pursuant to the terms of the Tax Receivable Agreement. Such payments will reduce the cash provided by the tax savings previously described that would have otherwise been available to the Company for other uses, including reinvestment or dividends to the Company’s Class A stockholders.

We will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreement will be our obligations and not obligations of GEN LLC. For purposes of the Tax Receivable Agreement, the benefit deemed realized by the Company will be computed by comparing our U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that we would have been required to pay had we not been able to utilize any of the benefits subject to the Tax Receivable Agreement. The actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless we exercise our right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, we will be required to make the early termination payment specified in the Tax Receivable Agreement. We expect that all of the intangible assets, including goodwill, of GEN LLC allocable to GEN LLC units acquired or deemed acquired by the Company from existing members of GEN LLC will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

•
the timing of future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of GEN LLC at the time of each purchase of units from the members of GEN LLC in each future exchange;
•
the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of GEN LLC is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;
•
the extent to which such purchases or exchanges are taxable—if the purchase of units from the members of GEN LLC in connection with any future exchange is not taxable for any reason, increased tax deductions will not be available;
•
the amount of the exchanging unitholder’s tax basis in its units at the time of the relevant exchange;
•
the amount, timing and character of our income—we expect that the Tax Receivable Agreement will require the Company to pay 85% of the net cash tax savings as and when deemed realized. If we do not have taxable income during a taxable year, we generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreement; and
•
U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the amount of each member’s tax basis in its GEN LLC units at the time of the purchase or exchange, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that the Company may have made under the Tax Receivable Agreement and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

We have the right to terminate the Tax Receivable Agreement, in whole or in part, at any time. The Tax Receivable Agreement provides that payments under the Tax Receivable Agreement may be accelerated under the following scenarios: (i) we exercise our right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) we experience certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) we fail (subject to certain exceptions) to make a payment under the Tax Receivable Agreement or (v) we materially breach our obligations under the Tax Receivable Agreement, in each of (iii), (iv) and (v), if such failure is not cured within 90 days. If payments under the Tax Receivable Agreement are accelerated as a result of one of the foregoing scenarios, we will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) the SOFR plus 400 basis points.

The payments that we will be required to make under the Tax Receivable Agreement are expected to be substantial. If all of the members of GEN LLC other than the Company were to exchange their GEN LLC units, we would recognize a deferred tax asset of approximately $117.2 million and a liability of approximately $99.6 million, assuming (i) that the members other than the Company redeemed or exchanged all of their GEN LLC units, (ii) no material changes in relevant tax law, (iii) a constant combined effective income tax rate of 26.6% and (iv) that we have sufficient taxable income in each year to realize on a current basis the increased depreciation, amortization and other tax benefits that are the subject of the Tax Receivable Agreement. The actual future payments to the members of GEN LLC will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes in control.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 300 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of SOFR plus 500 basis points. Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of GEN LLC to make distributions to the Company. The ability of GEN LLC to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service to challenge a tax basis increase, we will not, in the event of a successful challenge, be reimbursed for any payments previously made under the Tax Receivable Agreement (although we would reduce future amounts otherwise payable to a holder of rights under the Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the Internal Revenue Service will agree with our tax reporting positions, including the allocation of value among our assets. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement significantly in excess of the benefit that we actually realize in respect of the increases in tax basis (and utilization of certain other tax benefits) resulting from (i) our acquisition of GEN LLC units from other members of GEN LLC in future exchanges and (ii) any payments we make under the Tax Receivable Agreement. We may not be able to recoup those payments, which could adversely affect our financial condition and liquidity.

The obligation to make payments under the Tax Receivable Agreement generally will be senior to any similar obligation under any tax receivable agreement that may be entered into in the future. No holder of rights under the Tax Receivable Agreement (including the right to receive payments) may transfer its rights to another person without our written consent, except in certain situations as described in the GEN LLC Agreement.

GEN LLC Agreement

In connection with our reorganization prior to our initial public offering, the members of GEN LLC amended and restated the GEN LLC Agreement. In its capacity as the managing member, we control all of GEN LLC’s business and affairs. We hold all of the Class A units of GEN LLC. Holders of Class A units and Class B units will generally be entitled to one vote per unit with respect to all matters as to which members are entitled to vote under the GEN LLC Agreement. Class A units and Class B units will have the same economic rights per unit.

Any time we issue a share of Class A common stock for cash, the net proceeds received by the Company will be promptly used to acquire a Class A unit unless used to settle an exchange of a Class B unit for cash. Any time we issue a share of Class A common stock upon an exchange of a Class B unit or settle such an exchange for cash, as described below, we will contribute the exchanged unit to GEN LLC and GEN LLC will issue to the Company a Class A unit. If we issue other classes or series of equity securities (other than pursuant to our incentive compensation plans), GEN LLC will issue to the Company an equal amount of equity securities of GEN LLC with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. If at any time we issue a share of our Class A common stock pursuant to the 2023 Equity Incentive Plan (the “2023 Plan”), we will contribute to GEN LLC all of the proceeds we receive (if any) and GEN LLC will issue to the Company an equal number of its

Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the 2023 Plan. If we repurchase, redeem or retire any shares of Class A common stock (or equity securities of other classes or series), GEN LLC will, immediately prior to such repurchase, redemption or retirement, repurchase, redeem or retire an equal number of Class A units (or its equity securities of the corresponding classes or series) held by the Company, upon the same terms and for the same consideration, as the shares of our Class A common stock (or equity securities of such other classes or series) are repurchased, redeemed or retired. In addition, membership units of GEN LLC, as well as our Common Stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions. In the event we acquire Class A units without issuing a corresponding number of shares of Class A common stock, we will make appropriate adjustments to the exchange ratio of Class B units to Class A common stock.

We have the right to determine when and if distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of Class A units and Class B units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including the Company, Messrs. Kim and Chang and certain of their family members, incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of GEN LLC. Net profits and net losses of GEN LLC are generally allocated to holders of units (including the Company) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, GEN LLC is required to allocate net taxable income disproportionately to its members in certain circumstances. The GEN LLC Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units in a manner to approximate an amount to enable each member to pay applicable taxes on taxable income allocable to such member. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, we shall receive a tax distribution calculated using the corporate tax rate, before the other members receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other members in accordance with the GEN LLC Agreement. GEN LLC will also make non-pro rata payments to the Company to reimburse it for reasonable corporate and other overhead expenses (which payments from GEN LLC will not be treated as distributions under the GEN LLC Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the GEN LLC Agreement to any unitholder if such distribution would violate applicable law or result in GEN LLC or any of its subsidiaries being in default under any material agreement.

The GEN LLC Agreement provides that it may generally be amended, supplemented, waived or modified by the Company in our sole discretion without the approval of any other holder of units, except in the case of amendments or actions that would modify the limited liability of a member or increase the obligation of a member to make capital contributions, adversely affect the right of a member to receive distributions, convert GEN LLC into a corporation or cause GEN LLC to be treated as a corporation for tax purposes.

The GEN LLC Agreement entitles certain members, including Messrs. Kim and Chang and certain of their family members (and certain permitted transferees thereof), to exchange their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash, or a combination of cash and Class A common stock. The exchange ratio is subject to appropriate adjustment by the Company in the event Class A units are issued to the Company without issuance of a corresponding number of shares of Class A common stock or in the event of certain reclassifications, reorganizations, recapitalizations or similar transactions.

The GEN LLC Agreement permits the Class B unitholders to exercise their exchange rights subject to certain reasonable timing procedures and other conditions. The GEN LLC Agreement provides that an owner will not have the right to exchange Class B units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Company, GEN LLC or any of their subsidiaries or violate any written policies of the Company to which the GEN LLC unitholder is subject. We intend to impose additional restrictions on exchanges that we determine to be necessary or advisable so that GEN LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The GEN LLC Agreement also provides for mandatory exchanges under certain circumstances, including at the option of the Company, if the number of units outstanding (other than those held by the Company) is less than a minimum percentage and in the discretion of the Company, with the consent of holders of at least 50% of the outstanding Class B units.

Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to the Company for retirement as a condition of exercising its right to exchange Class B units for shares of our Class A common stock, or, at our election, for cash, or a combination of cash and Class A common stock.

Registration Rights Agreement

In connection with our initial public offering, we entered into the Registration Rights Agreement. This agreement provides holders of our Class B common stock, including Messrs. Kim and Chang and certain of their family members, with certain registration rights whereby, at any time following the first anniversary of the consummation of our initial public offering, they will have the right to require us to register under the Securities Act of 1933, as amended, the shares of Class A common stock issuable upon exchange of Class B units, subject to certain limitations set forth in the Registration Rights Agreement. The Registration Rights Agreement also provides for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions. On May 20, 2025, a registration statement on Form S-3 was filed with the SEC to register the shares of Class A common stock issuable upon exchange of the Class B units, which became effective on May 29, 2025.

Ignite Consulting

On September 29, 2014, we entered into a consulting agreement with Ignite, or the Consulting Agreement, 100% owned by Mr. Kim, which provided for annual fees up to 25% of gross revenue in exchange for various consulting services. Such consulting fees were only paid to the extent we and our related entities had adequate resources. During the year ended December 31, 2023, $2.3 million was expensed and paid pursuant to the Consulting Agreement. In connection with the initial public offering, we terminated the Consulting Agreement and no amounts were paid in 2024 or 2025 for consulting.

During the years ended December 31, 2025 and 2024, the Company paid approximately $616 thousand and $466 thousand, respectively, to Ignite Enterprises, LLC (100% owned by Mr. Kim), for reimbursement of travel and related expenses.

In addition, as of December 31, 2025 and 2024, the Company had receivables of approximately $167 thousand and $0, respectively, and payables of $0 and $0, respectively, with GEN Montclair, LP an entity controlled by Mr. Kim. The $167 thousand was netted against professional fees accrued related to consulting fees.

Pacific Global Distribution

We purchased approximately $678 thousand for the year ended December 31, 2024 of supplies from Pacific Global Distribution (“PGD”), which is 100% owned by Jae Chang, our director and former Co-Chief Executive Officer, and Mr. Chang’s direct family. Outstanding obligations for supply purchases from PGD of approximately $20 thousand were included in accounts payable as of December 31, 2024.

For the year ended December 31, 2025, the Company did not purchase any supplies from PGD and there were no amounts due to PGD.

Wise Universal, Inc.

The Company previously purchased food from Wise Universal, Inc. (“Wise”), an affiliate 60% owned by Mr. Jae Chang. During the years ended December 31, 2025, and 2024, the Company did not make any purchases from Wise.

Fast Fabrications, LLC

As of December 31, 2025 and 2024, the Company had receivables of $963 thousand and $380 thousand, and payables of $281 thousand and $220 thousand, respectively, with Fast Fabrications, LLC. The receivable of $963 thousand was reclassified to Prepaids as these are related to construction work related to stores in development for opening in 2026. During the years ended December 31, 2025 and 2024 the Company paid $0 both years for services related to restaurant interior construction.

Administrative Services Agreement

We provide administrative services to less than ten restaurants owned by Mr. Kim that are unrelated to us.

Limitations on Liability and Executive Officer and Director Indemnification Agreements

Our directors and officers will not be personally liable for our debts, obligations or liabilities, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a director or an officer of the Company. In addition, our Bylaws require us to indemnify our executive officers and directors to the fullest extent permitted by law in connection with their service to us or on our behalf.

Review and Approval of Related Person Transactions

We have implemented a written policy pursuant to which the Audit Committee will review and approve transactions with our directors, director nominees, officers and holders of more than 5% of our voting securities and their affiliates. Prior to approving any transaction with a related party, the Audit Committee will consider the material facts as to the related party’s relationship with us or interest in the transaction. Related person transactions will not be approved unless the Audit Committee has approved of the transaction.

Committees of the Board

Our Board committees include an Audit Committee, a Compensation and Human Capital Committee and a Nominating and Governance Committee. The chairperson of the Board serves as a de facto non-paid member of all three committees. During 2025, the following number of meetings were held:

Number of Meetings
Board of Directors	4
Audit Committee	4
Compensation and Human Capital Committee	1
Nominating and Governance Committee	1

In addition to regular meetings, the Board and each committee also meet in executive sessions.

Audit Committee

The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our Company, and to oversee the internal and external audit processes. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board. The Audit Committee oversees the independent auditors, including their independence, qualifications and performance. However, committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management, or the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of its advisors.

Jonathan Gregory, Michael B. Cowan and David H. Park are the members of our Audit Committee. The Board has determined that each of Mr. Gregory, Mr. Cowan and Mr. Park qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC and that each of Mr. Gregory, Mr. Cowan and Mr. Park is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of Nasdaq. Mr. Gregory is the chairperson of our Audit Committee. We believe that the functioning of our Audit Committee complies with the applicable requirements of the SEC and Nasdaq.

The Board adopted its Audit Committee Charter on June 27, 2023, which is available at www.genkoreanbbq.com under: Investors - Governance.

Compensation and Human Capital Committee

The primary responsibilities of our Compensation and Human Capital Committee are to annually review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and recommending compensation for these officers to the Board based on those evaluations. Our Compensation and Human Capital Committee also administers our equity incentive plans and recommends to the Board for approval the grant of equity awards under our equity incentive plans. Messrs. Cowan and Gregory are the members of our Compensation and Human Capital Committee, and Mr. Cowan is the chairperson of such committee. The Board has determined that each of Mr. Cowan and Mr. Gregory meets the heightened standards of independence required by SEC rules and the listing standards of Nasdaq.

The Board adopted its Compensation and Human Capital Committee Charter on June 27, 2023, which is available at www.genkoreanbbq.com under: Investors - Governance.

Nominating and Governance Committee

Our Nominating and Governance Committee oversees our director nomination and succession planning, and plays a key role in shaping the Company’s corporate governance. The committee identifies and makes recommendations to our Board regarding director candidates and assists our Board in determining the size, structure, composition and functions of our Board and its committees. This process may include recommendations from stockholders, current directors, members of management, and independent third-party search firms. Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Governance Committee pursuant to the process described above as a potential nominee to the Board should refer to “Stockholder Proposals and Nominations for 2027 Annual Meeting” for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Governance Committee.

The Nominating and Governance Committee may consider various factors when evaluating the qualifications of potential directors, including:

•
experience;
•
independence;
•
education;
•
integrity; and
•
other professional commitments.

The Board benefits from ensuring that the diverse skills, experiences, and perspectives of its members align with the Company’s strategic growth opportunities. The Nominating and Governance Committee evaluates the skills and experiences of the current Board and candidates when considering potential nominees, seeking candidates that complement existing Board expertise to support the needs of the Company as our business evolves over time.

Upon the completion of our initial public offering, David Kim and Jae Chang became members of our Nominating and Governance Committee. Because we are a “controlled company” under the rules of Nasdaq, our Nominating and Governance Committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we intend to adjust the composition of the Nominating and Governance Committee accordingly in order to comply with such rules. Mr. Kim is the chairperson of the Nominating and Governance Committee.

The Board adopted its Nominating and Governance Committee Charter on June 27, 2023, which is available at www.genkoreanbbq.com under: Investors - Governance.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend all meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company’s stockholders. During 2025, all directors attended all of the meetings of the Board and all Board committees on which such director served, and all directors attended the 2025 annual meeting of the Company’s stockholders.

Compensation Committee Interlocks and Insider Participation

Our Compensation and Human Capital Committee is composed of Michael B. Cowan and Jonathan Gregory. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board.

Stockholder Communication with our Board of Directors

Stockholders may communicate with the Board by submitting communications in writing, addressed to the Board as a whole or one or more specific directors, in care of: Thomas V. Croal, Corporate Secretary, GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703. The Corporate Secretary will submit all appropriate matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to ask appropriate questions of Board members at the Annual Meeting.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Financial Officer, GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it. We expect that any amendments to the code or any waivers of its requirements applicable to our principal executive, financial or accounting officers, or controller will be disclosed on our website at www.genkoreanbbq.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this proxy statement.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

With respect to the Company’s audited financial statements for 2025:

•
The Audit Committee reviewed and discussed the audited financial statements with management;
•
The Audit Committee met with CBIZ and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•
The Audit Committee received the written disclosures and the letter from CBIZ required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with CBIZ its independence.

Based on the Audit Committee’s reviews and discussions with both management and CBIZ referred to above, management’s representations and the report of CBIZ on the Company’s 2025 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K as filed with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

Jonathan Gregory - Chair

Michael B. Cowan

David H. Park

Members of the Audit Committee

EXECUTIVE COMPENSATION

Information About Our Executive Officers

Our named executive officers, or NEOs, for the year ended December 31, 2025 are:

David Kim, our Chief Executive Officer;

Thomas V. Croal, our Chief Financial Officer and Corporate Secretary; and

Jae Chang, our former Co-Chief Executive Officer.*

* On January 8, 2025, Mr. Chang resigned his position as Co-Chief Executive Officer, but remains one of our directors.

2025 Summary Compensation Table

The table below sets forth the annual compensation earned by or granted to the NEOs during the years ended December 31, 2024 and 2025. Jae Chang, our former co-chief executive officer, did not receive any compensation during 2024 or 2025.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	All Other Compensation (2)	Total
David Kim, Chief Executive Officer	2025	$750,000	$—	$250,000	$—	$12,782	$1,012,782
	2024	$289,000	$20,000	$—	$—	$4,375	$313,375

Thomas V. Croal Chief Financial Officer	2025	$350,000	$52,000	$—	$—	$10,142	$412,142
	2024	$350,000	$50,000	$—	$—	$10,142	$410,142

(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to each named executive officer, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification 718. The grant date fair value of the RSUs was calculated based on the closing price of our Class A common stock on the date of grant or, if the grant was not a trading day, the closing price on the last market trading day prior to the date of grant, and does not take into account any estimated forfeitures related to the time-based vesting conditions. See the “Outstanding Equity Awards at 2025 Fiscal Year-End” table for additional detail of the RSU grants.
(2)
The amounts reported in this column represent car and telephone allowances for each applicable NEO for both 2025 and 2024.

Narrative Disclosure to Summary Compensation Table

Base Salary

During 2025 Mr. Kim received a base salary of $750,000 starting in July 2025, and received $289,000 for the period from January 1,2025 to July 2025 of $289,000. During 2024, Mr. Kim received a base salary of $289,000. During both 2025 and 2024, Mr. Croal received a base salary of $350,000.

Annual Bonus

The Chief Executive Officer did not receive any bonus or incentive compensation with respect to performance based plans in 2024 or 2023. The Chief Financial Officer received a $50,000 discretionary bonus during 2024, and all NEOs received a discretionary bonus in 2023 and 2024.

Employment Agreements

David Kim

On August 4, 2023, we entered into an employment agreement with Mr. Kim for a three-year period (effective July 1, 2023), subject to automatic extensions provided that neither party provides written notice of non-extension at least 60 days prior to the expiration of the then-current term. During the term of employment, Mr. Kim will serve as the Company’s Chief Executive Officer. Pursuant to his employment agreement, Mr. Kim is entitled to an initial base salary of $150,000 for the period between July 1, 2023 and December 31, 2023 and $300,000 per year beginning January 1, 2024. In addition, Mr. Kim is also eligible to receive an annual cash bonus targeted at 100% of his base salary at the discretion of the Board.

On May 12, 2025, we amended and restated the employment agreement with Mr. Kim for a five-year period subject to automatic one-year extensions provided that neither party provides written notice of non-extension at least 60 days prior to the expiration of the then-current term. During the term of employment, Mr. Kim is entitled to an annualized base salary of $750,000. In addition, Mr. Kim is also eligible to receive equity incentive grants and an annual performance bonus targeted at one hundred percent (100%) of his base salary at the discretion of the Board.

Thomas V. Croal

On August 4, 2023, we entered into an employment agreement with Mr. Croal for a three year period (effective July 1, 2023) subject to automatic extensions provided that neither party provides written notice of non-extension at least 60 days prior to the expiration of the then-current term. Pursuant to his employment agreement, Mr. Croal will serve as the Company’s Chief Financial Officer and is entitled to a base salary of $350,000 for the period between the effective date and December 31, 2023 and a base salary of $400,000 commencing on January 1, 2024. Mr. Croal is also eligible to receive an annual bonus targeted at 50% of his annual salary at the discretion of the Board.

Potential Benefits upon Termination of Employment

Pursuant to the employment agreements of each of Messrs. Kim and Croal, upon termination of employment for any reason, each NEO is entitled to receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued but unpaid vacation. In addition, each NEO is entitled to certain severance benefits under his respective employment agreement (as described below), subject to his execution of a release of claims and compliance with the post-termination obligations set forth in his employment agreement and, for Mr. Kim, his non-competition agreement.

The NEOs’ employment agreements provide for severance benefits for certain terminations that arise during and outside a change in control period. Upon a termination without cause or for good reason outside of a change in control period (as defined below), each executive is entitled to (i) the executive’s base salary for six months following the date of termination, which amount will be paid in a lump sum, (ii) a portion of the executive’s annual bonus for the fiscal year in which his termination occurs, pro-rated based on the total number of days during the fiscal year that he is employed by and (iii) payment or reimbursement of COBRA premiums for the executive and his covered dependents until the earlier of (a) for Mr. Kim, the six-month anniversary of his date of termination, and for Mr. Croal, the twelve-month anniversary of his date of termination, or (b) the date the executive and his covered dependents become eligible for healthcare coverage under another employer’s healthcare plan. Upon a termination without cause or for good reason within three months prior to or six months after a change in control (such period, the “change in control period”), each executive is entitled to (i) an amount equal to one times the executive’s base salary at the rate in effect on the date of termination, which amount will be paid in a lump sum, (ii) a lump sum payment amount equal to the executive’s then target annual bonus, (iii) a portion of the executive’s annual bonus for the fiscal year in which his termination occurs, pro-rated based on the total number of days during the fiscal year that he is employed, (iv) the amount of any annual bonus earned, but not yet paid, for the fiscal year prior to the executive’s termination and (v) payment or reimbursement of COBRA premiums for the executive and his covered dependents until the earlier of (a) for Mr. Kim, the six-month anniversary of his date of termination, and for Mr. Croal, the twelve-month anniversary of his date of termination, or (b) the date the executive and his covered dependents become eligible for healthcare coverage under another employer’s healthcare plan.

Stock Subject to 2023 Plan

The maximum number of shares of Class A common stock that may be issued under the 2023 Plan will not exceed 4,000,000 shares (the “Share Pool”), subject to certain adjustments in the event of a change in our capitalization. The Share Pool will be increased on January 1 of each calendar year beginning in 2024 by a number of shares equal to approximately 4% of the outstanding shares of Class A common stock on each January 1. Shares of Class A common stock issued under the 2023 Plan may be either authorized and unissued shares or previously issued shares acquired by us. On termination or expiration of an award under the 2023 Plan, in whole or in part, the number of shares of Class A common stock subject to such award but not issued thereunder or that are otherwise forfeited back to the Company will again become available for grant under the 2023 Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price or tax withholding obligation of an award will again become available for grant under the 2023 Plan.

Limits on Non-Employee Director Compensation

Under the 2023 Plan, the aggregate dollar value of all cash and equity-based compensation (whether granted under the 2023 Plan or otherwise) to our non-employee directors for services in such capacity shall not exceed $150,000 during any calendar year. However, during the calendar year in which a non-employee director first joins our Board or during any calendar year in which a non-employee director serves as chairperson or lead independent director, such aggregate limit shall instead be $200,000.

Types of Awards

Stock Options. All stock options granted under the 2023 Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2023 Plan, options generally may be exercised over such period, in installments or otherwise, as the administrator of the 2023 Plan may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the Class A common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the administrator of the 2023 Plan, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Other than in connection with a change in our capitalization, we will not, without stockholder approval, reduce the exercise price of a previously awarded option, and at any time when the exercise price of a previously awarded option is above the fair market value of a share of Class A common stock, we will not, without stockholder approval, cancel and re-grant or exchange such option for cash or a new award with a lower (or no) exercise price.

Equity Grant Timing Policies

We do not time the grant of stock options or similar equity awards in anticipation of the release of material nonpublic information, nor do we coordinate the release of material nonpublic information, positive or negative, with any grant(s) of equity. As stated above, stock options are generally granted with an exercise price that is equal to the fair market value of the Class A common stock subject to that option on the grant date. Stock option and RSU awards are generally made to executive officers on an annual basis according to a pre-established schedule. Any grant of stock options or other equity must be reviewed and recommended by our Compensation and Human Capital Committee and approved by the Board. From time to time, we may grant stock options or other equity to new hires, promoted employees, or as a reward for exceptional performance, but these grant dates are effective with the hire date, promotion date, or date the performance review occurs or performance metric is met.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table presents information regarding outstanding equity awards held as of December 31, 2025 by our NEOs. Mr Kim did not hold any Company equity awards as of December 31, 2025.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Jae Chang	06/30/2023	25,000	$52,750
Thomas V. Croal	06/30/2023	36,363	$76,726

(1)
Options vest at a rate of 20% per year on each anniversary of the grant date.
(2)
The market value of outstanding stock awards is based on a per share value of $2.11, the closing market price of our Class A common stock on December 31, 2025.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table presents information as of the Record Date, concerning the beneficial ownership of the shares of our Class A common stock and Class B common stock by

(1)
each person known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock,
(2)
each of our directors, director nominees and named executive officers and
(3)
all of our directors, director nominees and executive officers as a group.

As of the Record date, the total Class A common stock outstanding was 5,364,808 shares, and the total Class B common stock outstanding was 27,599,810 shares. Unless indicated below, the address of each individual listed below is c/o GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703.

	Amount and Nature of Beneficial Ownership			Total Voting Power (1)
Name and Address of Beneficial Owner	Class A Common Stock Owned	% of All Class A Common Stock Shares	Class B Common Stock Owned	Class A and Class B Total %
Named Executive Officers, Directors, and Director Nominees:
David Kim (2)	219,779	4.1%	8,971,667	32.0%
Kim Family Living Trust, Surviving Spouse's Trust, Trust for Andrea (2)			586,217	2.1%
Kim Family Living Trust, Surviving Spouse's Trust, Trust for Solomon (2)			586,217	2.1%
Kim Family Living Trust, Surviving Spouse's Trust, Trust for Joy (2)			586,217	2.1%
Put-Call Forever LP (2)	151,870	2.8%	—
Total	371,649	6.9%	10,730,318	38.3%

Jae Chang (3)	21,064		8,275,574	29.4%
Thomas Croal	54,546	*	—	*
Michael B. Cowan	10,167	*	—	*
Jonathan Gregory	4,167	*	—	*
David H. Park	6,000	*	—	*
	95,944	1.9%	8,275,574
All executive officers, directors and director nominees as a group (6 persons)	467,593	8.7%	19,005,892	67.6%

Other 5% Beneficial Owners:
Don Kim (4)	39,669	*	3,577,106	12.7%
Lauren Wang (5)	19,636	*	1,788,553	6.4%
Jose Manzanarez (6)	19,636	*	1,788,553	6.4%

* Less than 1%

(1)
Percentage of total voting power represents voting power with respect to all of our Class A and Class B common stock, as a single class. Holders of Class A common stock are entitled to one vote per share, whereas holders of our Class B common stock are entitled to ten votes per share.

(2)
Mr. Kim beneficially owns 11,101,967 shares of Common Stock, consisting of 151,870 shares of Class A common stock held by Put Call Forever, LP, 219,779 shares of Class A common stock and 8,971,667 shares of Class B common stock held by DJK Trust, as Amended and Restated in 2007, and 586,217 shares of Class B common stock held by each of the Kim Family Living Trust, Surviving Spouse's Trust, Trust for Andrea; the Kim Family Living Trust, Surviving Spouse's Trust, Trust for Solomon; and the Kim Family Living Trust, Surviving Spouse's Trust, Trust for Joy. Mr. Kim serves as trustee of each such trust.
(3)
Mr. Chang beneficially owns 8,296,638 shares of Common Stock consisting of 21,064 shares of Class A common stock and 2,479,937 shares of Class B common stock held by Mr. Chang; 1,874,608 shares of Class B common stock held by his wife, Juhee Han; 2,549,109 shares of Class B common stock held by JC Holdings Group, LLC and 1,371,920 shares of Class B common stock held by JC Group International Holding, Inc.
(4)
Represents 39,669 shares of Class A common stock and 3,577,106 shares of Class B common stock held by DKAN Family Trust, dated February 25, 2021, of which Don Kim is trustee.
(5)
Represents 19,636 shares of Class A common stock and 1,788,553 shares of Class B common stock held by Lauren Wang Family Trust, dated March 1, 2021, of which Lauren Wang is trustee.
(6)
Represents 19,636 shares of Class A common stock and 1,788,553 shares of Class B common stock held by Manzanarez Melendez Family Trust, dated December 1, 2020, of which Jose Manzanarez is trustee.

Equity Compensation Plan Information

The following table provides information about our Class A common stock that may be issued as of December 31, 2025, under the 2023 Plan, which is our only existing equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights (1)	Weighted-Average Exercise Price of Outstanding Options and Rights ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column) (3)
Equity Compensation Plans Approved by Security Holders	697,158	—	2,727,049
Total	697,158	—	2,727,049
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	—	—
Total at December 31, 2025	697,158		2,727,049

(1)
Consists of 697,158 RSUs outstanding under the 2023 Plan.
(2)
The weighted average exercise price does not take into account outstanding RSUs, which have no exercise price.
(3)
Includes 2,727,049 shares of Class A common stock available for future issuance under the 2023 Plan.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2027 ANNUAL MEETING

Inclusion of Proposals in the Company’s 2027 Proxy Statement and Proxy Card Under SEC Rules

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by our Corporate Secretary at our principal executive offices, addressed to Attn: Corporate Secretary, GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703, no later than January 7, 2027. These proposals must also comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Notice of a stockholder proposal or director nominations intended to be presented at the next annual meeting, but not included in our proxy statement for that meeting, must be delivered to our Corporate Secretary at our principal executive offices on or after the close of business on February 23, 2027 and no later than the close of business on March 25, 2027, or if the next annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2026 annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in our Bylaws) is first made by the Company. The notice must set forth the information required by our Bylaws.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the next annual meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 26, 2027.

Your vote matters! P.O. BOX 8016, CARY, NC 27512-9903 Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. GEN Restaurant Group, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 24, 2026 Tuesday, June 23, 2026 10:00 AM, Pacific Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/GENK for more details. Internet: www.proxypush.com/GENK Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-390-5234 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 5:00 PM, Pacific Time, June 22, 2026. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Thomas V. Croal (the "Named Proxy"), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him to vote all the shares of common stock of GEN Restaurant Group, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTOR'S RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In his discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

GEN KOREAN BBQ HOUSE GEN Restaurant Group, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL YOUR VOTE 1. To elect two Class III directors to hold office until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified. 1.01 Jae Chang FOR 1.02 David H. Park FOR WITHHOLD BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR 2. To ratify the appointment of CBIZ CPAs P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026. FOR AGAINST AGAINST You must register to attend the meeting online and/or participate at www.proxydocs.com/GENK Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date